EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA ANNOUNCES EXTENSION OF
COMMUNITY OFFERING AND INCREASE IN PURCHASE LIMITATIONS

Broomall, Pennsylvania – December 27, 2010 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market: ALLB), the holding company for Alliance Bank, announced today that the subscription offering for the common stock of the new holding company also called “Alliance Bancorp, Inc. of Pennsylvania” in connection with the “second-step” conversion of Alliance Mutual Holding Company, the Company’s mutual holding company parent, was completed on December 21, 2010.  The Company also announced that the community offering of the new holding company’s common stock to the general public, with preference given first to persons residing in Delaware and Chester Counties, Pennsylvania, and then to public shareholders of the Company as of November 8, 2010, has been extended, and orders may continue to be submitted in the community offering.  The syndicated community offering for the new holding company’s common stock is expected to commence in early January 2011.

In addition, the Company also announced that the new holding company has filed a prospectus supplement with the Securities and Exchange Commission increasing the maximum purchase limitation from 50,000 shares ($500,000) for individual purchasers and from 100,000 shares ($1,000,000) for purchasers acting together with others, in all categories of the offering combined to, in both cases, an amount equal to 5% of the shares sold in the offering (131,750 shares or $1,317,500 at the minimum of the offering range and 178,250 shares or $1,782,500 at the maximum of the offering range), subject to certain exceptions described in the plan of conversion and reorganization.  Consistent with the prospectus dated November 10, 2010, the only persons who will be given the opportunity to increase their orders are those who subscribed for the maximum purchase limit in the subscription offering and who indicated on their order form an interest in purchasing additional shares if the purchase limitations were increased.  Any supplemental orders must be received with full payment by 2:00 p.m., Eastern Time, on January 5, 2011.  All other eligible subscribers who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

The second-step conversion must be approved by the shareholders of the Company and the depositors of Alliance Bank at special meetings to be held on December 29, 2010. Completion of the conversion and offering is also subject to, among other things, the sale of a minimum of 2,635,000 shares in the offering and the receipt of final regulatory approvals.

Offering materials are available by contacting the Stock Information Center at 1-(877) 643-8217. Hours of operation are Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time.  The Stock Information Center is closed on weekends and bank holidays.

Stifel, Nicolaus & Company, Incorporated is assisting the new holding company in selling its common stock in the offering on a best efforts basis.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Alliance Bancorp, Inc. of Pennsylvania and Alliance Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”).  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

The new holding company, named “Alliance Bancorp, Inc. of Pennsylvania,” has filed a proxy statement/prospectus and prospectus supplement concerning the conversion with the SEC.  Shareholders of the existing Alliance Bancorp are urged to read the proxy statement/prospectus and prospectus supplement because they contain important information.  Investors are able to obtain all documents filed with the SEC by the new holding company free of charge at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by the new holding company are available free of charge from the Corporate Secretary of Alliance Bancorp at 541 Lawrence Road, Broomall,  Pennsylvania 19008, telephone (610) 353-2900.  The directors, executive officers, and certain other members of management and employees of Alliance Bancorp are participants in the solicitation of proxies in favor of the conversion and reorganization from the shareholders of Alliance Bancorp.  Information about the directors and executive officers of Alliance Bancorp is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock of Alliance Bancorp, Inc. of Pennsylvania are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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